As filed with the Securities and Exchange Commission on November 21, 2017

Registration No. 333-199112

Registration No. 333-203529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-199112

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-203529

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VWR Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-0237871
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Radnor Corporate Center Building One, Suite 200 Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

VWR Corporation 2014 Equity Incentive Plan

VWR Corporation 2014 Employee Stock Purchase Plan

(Full title of the plans)

George Van Kula

Senior Vice President, Human Resources, General Counsel and Secretary

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(610) 386-1700

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Robert Goedert

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by VWR Corporation, a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-199112), filed with the SEC on October 1, 2014, pertaining to the registration of 11,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the VWR Corporation 2014 Equity Incentive Plan; and

•	Registration Statement on Form S-8 (No. 333-203529), filed with the SEC on April 20, 2015, pertaining to the registration of 2,000,000 shares of Common Stock under the VWR Corporation 2014 Employee Stock Purchase Plan.

On November 21, 2017, the Company completed its previously announced merger (the “Merger”) with Vail Acquisition Corp (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Avantor, Inc., a Delaware corporation (“Avantor”), pursuant to that certain Agreement and Plan of Merger, dated as of May 4, 2017, by and among Avantor, Merger Sub and the Company. The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly-owned subsidiary of Avantor. As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Radnor, State of Pennsylvania, on this 21st day of November, 2017.

VWR CORPORATION

By:	/s/ George Van Kula
Name:	George Van Kula
Title:	Senior Vice President, Human Resources, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.